Exhibit 99.1

Socket Mobile Announces Intention to Voluntarily Transition Listing from Nasdaq to the OTCID Market

FREMONT, Calif., October 27, 2026 – Socket Mobile, Inc. (NASDAQ: SCKT), a leading provider of data capture and delivery solutions for enhanced workplace productivity, today announced that its Board of Directors has approved a plan to voluntarily withdraw the listing of its common stock from The Nasdaq Capital Market and transition the quotation of its shares to the OTCID Market operated by OTC Markets Group Inc.

The Company expects its common stock to be quoted on the OTCID Market under its current ticker symbol, SCKT, following the effectiveness of the delisting from Nasdaq, subject to the completion of all applicable requirements and arrangements.

Rationale for the Transition

The Board of Directors’ decision to transition to the OTCID Market followed an extensive evaluation of the Company’s strategic alternatives, market capitalization, and operational costs. The Board concluded that the substantial legal, accounting, compliance, and listing fees associated with maintaining a Nasdaq listing are no longer an optimal use of corporate capital relative to the benefits provided.

By transitioning quotation to the OTCID Market, the Company expects to substantially reduce administrative and regulatory overhead and eliminate the diversion of management resources, allowing the Company to redirect critical capital toward core product development, operational execution, and long-term business objectives.

The Company has received written confirmation from OTC Markets Group Inc. that it has satisfied the onboarding qualifications for quotation on the OTCID Market.

Nasdaq Listing Compliance and Procedural Timeline

The Company is currently below the continued listing requirement under Nasdaq Listing Rule 5550(b)(1), which requires a minimum of $2.5 million in stockholders’ equity, and previously submitted a compliance plan to Nasdaq Listing Qualifications. Following an assessment of market conditions and the costs associated with maintaining compliance, the Board determined that transitioning to the OTCID Market serves the best interests of the Company and its stockholders.

In accordance with Nasdaq Listing Rule 5840(j) and Rule 12d2-2(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Company has delivered written notice to The Nasdaq Stock Market LLC ("Nasdaq") of its intention to voluntarily delist. The Company anticipates the following procedural schedule:

•	Notice to Nasdaq and Public Disclosure: Written notice has been delivered to Nasdaq, and this press release is being issued contemporaneously with that notice on October 27, 2026. The Company is also posting notice on its website at https://www.socketmobile.com/knowledge-center/news-updates.

•	Form 25 Filing: On or about November 9, 2026, the Company intends to file a Form 25 (Notification of Removal from Listing and/or Registration under Section 12(b) of the Exchange Act) with the Securities and Exchange Commission ("SEC"), subject to satisfaction of applicable requirements.

•	Expected Delisting Effective Date: Delisting from The Nasdaq Capital Market is expected to become effective on or about November 19, 2026, ten calendar days after filing Form 25. Regular trading on Nasdaq is expected to cease at the close of regular market hours on November 18, 2026.

•	Expected Commencement of OTCID Quotation: Quotation of the Company’s common stock on the OTCID Market under the symbol SCKT is expected to commence at the open of trading on or about November 19, 2026.

The transition to the OTCID Market will not affect the Company's business operations, customer commitments, or product delivery schedules. The Company intends to continue filing periodic reports, including Forms 10-K, 10-Q, and 8-K, with the SEC in accordance with applicable rules under the Exchange Act.

About Socket Mobile, Inc.

Socket Mobile is a leading provider of data capture and delivery solutions for enhanced productivity in workforce mobilization. Socket Mobile’s revenue is primarily driven by the deployment of third-party barcode-enabled mobile applications that integrate Socket Mobile’s cordless barcode scanners and contactless readers/writers. Mobile Applications servicing the specialty retailer, field service, digital ID, transportation, and manufacturing markets are the primary revenue drivers. Socket Mobile has a network of thousands of developers who use its software developer tools to add sophisticated data capture to their mobile applications. Socket Mobile is headquartered in Fremont, Calif., and can be reached at +1-510-933-3000 or www.socketmobile.com. Follow Socket Mobile on LinkedIn, Twitter, and keep up with our latest News and Updates.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements include, but are not limited to, statements regarding the anticipated timing of the delisting of the Company’s common stock and continued quotation of the Company’s common stock on the OTCID Market. Such statements involve risks and uncertainties, and actual results could differ materially from the results anticipated in such forward-looking statements as a result of a number of factors, including, but not limited to, the timing of regulatory processes, the actions of third parties, including Nasdaq, the SEC and broker-dealers, and other risks described in our most recent Form 10-K and 10-Q reports filed with the Securities and Exchange Commission.

Socket Mobile Investor Contact:
Lynn Zhao
Chief Financial Officer
510-933-3016
lynn@socketmobile.com

Socket Mobile is a registered trademark of Socket Mobile. All other trademarks and trade names contained herein may be those of their respective owners.

© 2026, Socket Mobile, Inc. All rights reserved.